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Avid Bioservices Names Richard B. Hancock as Interim President and Chief Executive Officer

Industry Veteran with Over 30 Years of Operational and Executive Experience Succeeds Roger J. Lias, Ph.D.

TUSTIN, CA, May 8, 2019 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced that Richard (Rick) B. Hancock has been named interim president and chief executive officer, effective immediately. Mr. Hancock will also continue to serve on Avid’s board of directors. He succeeds Roger J. Lias, Ph.D., who has resigned from the company and its board of directors. In the meantime, the company is commencing a search for a permanent chief executive officer.

Mr. Hancock has worked in the biotechnology industry for more than 30 years in various operational and executive roles and possesses significant experience in cGMP manufacturing, regulatory affairs, scale up, operational protocols and team management. Throughout his career, he is credited with building teams and companies dedicated to bringing innovative biologics including therapeutics and vaccines to patient populations through innovative process development, production and manufacturing services. Mr. Hancock has established a proven track record of delivering exceptional results for customers, patients and related stakeholders through a focus on innovation and quality.

Joseph Carleone, Ph.D., chairman of the Avid board of directors, said, “We would like to thank Roger for his key contributions to the continued successful evolution of Avid. Under his leadership, Avid completed its transition to dedicated CDMO and began the process of growing revenue while building a more diversified client portfolio. Roger is a talented and highly regarded CDMO executive and we wish him the best in all of his future endeavors.”

“I am proud of my tenure leading the Avid team and the key accomplishments that the company achieved during that time,” said Dr. Lias. “It is gratifying to see the progress we made in turning Avid into a dedicated biologic CDMO capable of capturing the attention of global leaders in biologics development. I look forward to watching the continuation of the momentum that we established at Avid.”

Mr. Carleone added, “Avid’s board is happy to welcome Rick as interim president and CEO. He is a highly respected industry executive whose career has been marked by operational and executive leadership of various successful life science companies spanning contract manufacturing and drug development. In particular, his track record of successfully driving significant business growth at Althea Technologies, a widely regarded CDMO, positions him as an excellent addition to the Avid management team at this critical time in the company’s evolution. As a current member of the Avid board, Rick is finely in tune with Avid operations and well positioned to seamlessly transition into his role as interim president and CEO. The board and I look forward to collaborating with Rick in his new role as we all work to optimize business performance and maximize shareholder value.”

“Based on its cutting-edge process development and cGMP manufacturing capabilities, as well as its more than 25 years of biologics manufacturing experience, Avid is uniquely positioned to serve the needs of customers of all type and size within the biologics CDMO space,” said Mr. Hancock. “I am excited to join the management team and work closely with the board to recognize the significant operational potential of the Avid business through sustained revenue growth and strategic customer base diversification.”

Mr. Hancock most recently served as president and CEO of Althea Technologies, Inc., a large molecule CDMO producing a wide range of biologics, vaccines and parenteral products, until the company’s acquisition by Ajinomoto Co., Inc. During his time with Althea, which spanned more than 15 years and included additional senior level positions, he was responsible for establishing the company’s contract manufacturing services and growing the business to a profitable, global CDMO with greater than $50M in annual revenue. In addition to Althea, Mr. Hancock has held senior positions at therapeutics development companies The Immune Response Corporation, Genetics Institute (currently a division of Pfizer) and Hybritech Inc. (currently part of Eli Lilly & Company). In these roles, he was involved in process development, purification and production activities supporting the development of novel therapeutics in a range of indications including autoimmune diseases and bleeding and metabolic disorders. Mr. Hancock currently serves as the chairman of the board and executive director of Argonaut Manufacturing Services, Inc., a CDMO focused on the biotechnology and life sciences industries. He received a bachelor’s degree in microbiology from Miami University.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and cGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality cGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include cGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. www.avidbio.com